FIRST AMENDMENT TO OPERATING AGREEMENT OF CAPWEST INCOME LLC

Whereas, the Managers and Members of Capwest Income, LLC, a Nevada limited liability company, (the "Company") deem it to be in their collective best interests to adopt the following amendment to the hereinafter provisions of the Operating Agreement for the Company,

Now, therefor, the Managers and Members of the Company, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, the following amendments to the Operating Agreement of the Company are hereby unanimously adopted and approved:

Section 5.1(a) is amended and restated in its entirety to read as follows:

(a) The Company shall only have two Managers. The initial Managers shall be Greg Herlean and Stephen Byrne. In the event that, for any or no reason, either Greg Herlean or Stephen Byrne is not a Manager of the Company, then the Members shall elect a replacement Manager by the affirmative vote of Members holding a majority of the Voting Interests of the Company and subject to the written approval of the remaining Manager which may be withheld in the sole discretion of such remaining Manager.

Section 12.1(a) is amended and restated in its entirety to read as follows:

(a) **Liquidation.** The Company shall dissolve and shall commence winding up and liquidating upon the first to occur of either of the following (each a "**Liquidating Event**"):

(i) The unanimous Vote of the Members to liquidate the Company;

(ii) The Bankruptcy of the Company;

(iii) Neither Greg Herlean nor Stephen Byrne (or a majority owned Affiliate of Greg Herlean or Stephen Byrne approved by both) is a Manager of the Company and no replacement therefor has been elected pursuant to section 5.1(a) hereof; or

(iv) The happening of any other event that makes it unlawful, impossible, or impractical to carry on the business of the Company.

The Members hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Liquidating Event.

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In witness hereof, the foregoing *First Amendment to Operating Agreement of Capwest Income, LLC* is hereby ADOPTED AND APPROVED this 27 day of September, 2016:

MANAGERS:

Gregory Herlean ______________________

Stephen Byrne ______________________

MEMBERS:

Gregory Herlean ______________________

Stephen Byrne ______________________

Andrew Jolley ______________________

Jennifer Puterbaugh ______________________

Lynette Robbins ______________________

Kent Clothier ______________________